Exhibit (d)(25)

ALPS ADVISORS, INC.
1290 Broadway, Suite 1100
Denver, CO 80203

March __, 2016
Mr. Patrick Buchanan, Treasurer
ALPS ETF Trust
1290 Broadway, Suite 1100
Denver, CO 80203

Re:	ALPS ETF Trust (the “Trust”) – ALPS Equal Sector Weight ETF (the “Fund”)

Dear Mr. Carter:

This letter confirms the agreement of ALPS Advisors, Inc. (the “Adviser”) with the Trust to waive 0.19% of its annual advisory fee (exclusive of acquired fund fees and expenses, interest expenses, distribution fees or expenses, brokerage expenses, taxes and extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund’s business) payable by the Trust on behalf of the Fund.

In addition, the Adviser will reimburse the Fund an amount equal to the Distribution Fees received by ALPS Portfolio Solutions Distributor, Inc. from the Underlying Sector ETFs (as defined in the Fund’s prospectus) attributable to the Fund’s investment in the Underlying Sector ETFs.

The Trust and the Adviser agree that the foregoing fee waiver and reimbursement for the Fund are effective from April 1, 2016 through at least March 31, 2017.  This waiver may only be terminated by the Fund’s Board of Trustees (and not by the Adviser) prior to such date.

Your signature below acknowledges acceptance of this letter agreement:

ALPS ETF TRUST	ALPS ADVISORS, INC.

By:	By:

Name: Patrick Buchanan	Name: Thomas A. Carter
Title: Treasurer	Title: President